UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

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PRESTIGE BRANDS HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRESTIGE BRANDS HOLDINGS, INC.

90 North Broadway
Irvington, New York 10533
Telephone: (914) 524-6810

Dear Stockholder:	June 17, 2005

You are cordially invited to attend our 2005 Annual Meeting of Stockholders, which will be held on Friday, July 29, 2005, at 10:00 a.m. (Eastern time) at the Doubletree Hotel, 455 South Broadway, Tarrytown, New York 10591. With this letter, we have enclosed a copy of our 2005 Annual Report for the fiscal year ended March 31, 2005, notice of annual meeting of stockholders, proxy statement and proxy card. These materials provide further information concerning the annual meeting. If you would like another copy of the 2005 Annual Report, please contact Peter J. Anderson, Chief Financial Officer, at the address or telephone number above, and one will be mailed to you.

At this year’s annual meeting, the agenda includes the election of directors and a proposal to ratify the appointment of our independent registered public accounting firm. The Board of Directors recommends that you vote FOR election of the nominees for directors and FOR ratification of appointment of the independent registered public accounting firm. We will also report on current business conditions and recent developments. Members of the Board of Directors and our executive officers will be present to discuss the affairs of the Company and to answer any questions you may have.

It is important that your shares be represented and voted at the annual meeting, regardless of the size of your holdings. Accordingly, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure your shares will be represented. If you do attend the annual meeting, you may, of course, withdraw your proxy should you wish to vote in person.

We look forward to seeing you at the annual meeting.

Sincerely,

Peter C. Mann
Chairman, President and Chief Executive Officer

Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, New York 10533
Telephone: (914) 524-6810

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 29, 2005
10:00 a.m. Eastern Time

The 2005 Annual Meeting of Stockholders of Prestige Brands Holdings, Inc. will be held on Friday, July 29, 2005, at 10:00 a.m. (Eastern time), at the Doubletree Hotel, 455 South Broadway, Tarrytown, New York 10591. The annual meeting is being held for the following purposes:

1.                To elect directors to serve until the 2006 Annual Meeting of Stockholders and until their successors are duly elected and qualified or until their earlier removal or resignation (the Board of Directors recommends a vote FOR the nominees named in the attached proxy statement proposal);

2.                To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Prestige Brands Holdings, Inc. for the fiscal year ending March 31, 2006 (the Board of Directors recommends a vote FOR this proposal); and

3.                To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These items are fully discussed in the following pages, which are made part of this notice. Only stockholders of record at the close of business on June 15, 2005, will be entitled to vote at the annual meeting.

Enclosed with this Notice of Annual Meeting of Stockholders is a proxy statement, related proxy card with a return envelope and our 2005 Annual Report for our fiscal year ended March 31, 2005. The 2005 Annual Report contains financial and other information that is not incorporated into the proxy statement and is not deemed to be a part of the proxy soliciting material.

By Order of the Board of Directors

Charles N. Jolly
Secretary
June 17, 2005

EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

Prestige Brands Holdings, Inc.
90 North Broadway
Irvington, New York 10533
Telephone: (914) 524-6810

QUESTIONS AND ANSWERS ABOUT VOTING

Q:             Why did you send me this proxy statement?

A:              This proxy statement is being sent to you because the Company’s Board of Directors is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. This proxy statement includes information required to be disclosed to you in connection with our solicitation of proxies in connection with the annual meeting. Stockholders of record as of the close of business on June 15, 2005 are entitled to vote. This proxy statement is being sent on or about June 22, 2005 to those persons who are entitled to vote at the annual meeting.

Q:             How many votes do I have?

A:              Each share of the Company’s common stock that you own entitles you to one vote.

Q:             How do I vote?

A:              You can vote on matters presented at the annual meeting in two ways:

1.                 You can vote by filling out, signing and dating your proxy card and returning it in the enclosed envelope, OR

2.                 You can attend the annual meeting and vote in person.

Q:             How do I vote by proxy?

A:              If you properly fill out your proxy card and send it to us in time to vote, your shares will be voted as you have directed. If you do not specify a choice on your proxy card, the shares represented by your proxy card will be voted for the election of all nominees and for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.

Whether or not you plan to attend the annual meeting, we urge you to complete, sign, date and return your proxy card in the enclosed envelope. Returning the proxy card will not affect your right to attend the annual meeting and vote in person.

Q:             How do I vote in person?

A:              If you attend the annual meeting, we will give you a ballot when you arrive.

Q:             If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:              Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:             Can I change my vote or revoke my proxy after I have mailed my proxy card?

A:              You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can send a written notice to the Chief Financial Officer of the Company at our headquarters stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the annual meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you received from your broker to change your vote.

Q:             Will there be any matters voted upon at the annual meeting other than those specified in the Notice of Annual Meeting?

A:              The Company’s management does not know of any matters other than those discussed in this proxy statement that will be presented at the annual meeting. If other matters are properly brought before the meeting and the Company does not have notice of these matters a reasonable time prior to the annual meeting, all proxies will be voted in accordance with the recommendations of the Company’s management.

Q:             How are votes counted?

A:              Stockholders of record of the Company’s common stock as of the close of business on June 15, 2005 are entitled to vote at the annual meeting. As of June 15, 2005, there were 49,997,647 shares of common stock outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business. Each share of common stock is entitled to one vote on each matter to come before the annual meeting.

Under Delaware law, if you have returned a valid proxy or attend the meeting in person, but abstain from voting, your stock will nevertheless be treated as present and entitled to vote. Your stock therefore will be counted in determining the existence of a quorum and, even though you have abstained from voting, will have the effect of a vote against any matter requiring the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting, such as the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.

Under Delaware law, broker “non-votes” are also counted for purposes of determining whether a quorum is present, but are not counted in determining whether a matter requiring a majority of the shares present and entitled to vote has been approved or whether a plurality of the vote of the shares present and entitled to vote has been cast.

Q:             How are proxies being solicited and who pays for the solicitation of proxies?

A:              Initially, the Company will solicit proxies by mail. The Company’s directors, officers and employees may also solicit proxies in person or by telephone without additional compensation. The Company will pay all expenses of solicitation of proxies.

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Prestige Brands Holdings, Inc., a Delaware corporation (“PBH” or the “Company”), of proxies for use in voting at the Annual Meeting of Stockholders scheduled to be held on July 29, 2005 and at any postponement or adjournment thereof. This Proxy Statement and the related proxy card are being mailed to holders of the common stock of PBH, commencing on or about June 22, 2005. References in this Proxy Statement to “we,” “our” or “us” refer to PBH, unless otherwise noted.

Voting and Revocability of Proxies

When proxies are properly dated, executed and returned, the shares they represent will be voted as directed by the stockholder on all matters properly coming before the annual meeting.

Where specific choices are not indicated on a valid proxy, the shares represented by such proxies received will be voted:

1.                FOR the nominees for directors named in this Proxy Statement; and

2.                FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm in accordance with the best judgment of the persons named in the enclosed proxy, or their substitutes.

In addition, if other matters come before the annual meeting, the persons named in the accompanying form of proxy will vote in accordance with their best judgment with respect to such matters.

Returning your completed proxy will not prevent you from voting in person at the annual meeting should you be present and desire to do so. In addition, the proxy may be revoked at any time prior to its exercise either by giving written notice to the Chief Financial Officer of the Company prior to the annual meeting or by submission of a later-dated proxy.

At the annual meeting, inspectors of election shall determine the presence of a quorum and shall tabulate the results of the stockholders’ voting. The presence of a quorum is required to transact the business proposed to be transacted at the annual meeting. The presence in person or by proxy of holders of a majority of the outstanding shares of common stock entitled to vote will constitute the necessary quorum for any business to be transacted at the annual meeting. In accordance with the General Corporation Law of the State of Delaware (the “DGCL”), properly executed proxies marked “abstain,” as well as proxies held in street name by brokers that are not voted on all proposals to come before the annual meeting (“broker non-votes”), will be considered “present” for the purposes of determining whether a quorum has been achieved at the annual meeting.

If the enclosed proxy is properly executed and received in time for the meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby for the persons nominated for election as directors unless authority to vote shall have been withheld. Any shares of common stock present in person or by proxy at the annual meeting but not voted for any reason have no impact in the election of directors, except to the extent that the failure to vote for an individual may result in another individual receiving a larger number of votes. All other matters to be considered at the annual meeting require the favorable vote of a majority of the shares entitled to vote at the meeting either in person or by proxy. Stockholders have no right to cumulative voting as to any matter, including the election of directors. If any proposal at the annual meeting must receive a specific percentage of favorable votes for approval, abstentions in respect of such proposal are treated as present and entitled to vote under the DGCL, and therefore, have the effect of a vote against such proposal. Broker non-votes in respect to any proposal are not counted for purposes of determining whether such proposal has received the requisite approval under the DGCL.

Record Date and Share Ownership

Only stockholders of record of the common stock on the books of the Company at the close of business on June 15, 2005 will be entitled to vote at the annual meeting. On that date, we had 49,997,647 shares of common stock outstanding. A list of our stockholders will be open to the examination of any stockholders, for any purpose germane to the meeting, at our headquarters for a period of ten (10) days prior to the meeting. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board is currently comprised of seven directors, four of whom are “independent,” as defined in Section 303A of the New York Stock Exchange (“NYSE”) Listed Company Manual. Each of these Board members is standing for reelection, to hold office until the next Annual Meeting of Stockholders. The Proxy Committee appointed by the Board intends to vote your proxy (if you are a stockholder of record) for the election of each of these nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of the nominees. Each nominee elected as a director will continue in office until his successor has been elected and qualified, or until his earlier death, resignation or retirement.

Subject to rights of holders of any series of preferred stock to fill newly created directorships or vacancies, any newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board resulting from death, resignation, disqualification or removal for cause shall be filled by the Board provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.

Information regarding our directors is set forth below:

Name	Age	Position
Peter C. Mann	63	Chairman, President, Chief Executive Officer and Director
L. Dick Buell(1)(2)(3)(4)	54	Director
Gary E. Costley(1)(2)(3)(4)	61	Director
David A. Donnini(1)	39	Director
Ronald Gordon(4)	61	Director
Vincent J. Hemmer(2)(3)	36	Director
Patrick Lonergan(4)	69	Director

(1)          Member of the Compensation Committee.

(2)          Member of the Audit Committee.

(3)          Member of the Nominating and Corporate Governance Committee.

(4)          Independent director as defined in Section 303A of the NYSE Listed Company Manual.

There are no family relationships between or among any of our directors or executive officers. Stock ownership information is shown under the heading “Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals.

Directors Standing for Reelection

Peter C. Mann, Chairman, President, Chief Executive Officer and Director, has been the President and CEO since inception and previously served as President and CEO of Medtech (our predecessor company) since June 2001. Mr. Mann is a senior consumer and pharmaceutical products business executive with over 35 years of general management, marketing and sales experience. From 1973 to 2001, Mr. Mann served as the President of the Americas Division within Block Drug Company, Inc. and the only non-family member within the Office of Chief Executive. At Block Drug Company, Inc., Mr. Mann was responsible for the overall strategic and financial direction for the corporation and directly managed all business conducted in the United States, Canada, Mexico and South America. Mr. Mann joined Block Drug Company, Inc. in 1973 as a Group Product Manager and subsequently served in numerous key positions including Vice President—New Products, Vice President—Consumer Products & Oral Care Division, Senior Vice President—U.S. Consumer Marketing & Sales, and President—U.S. Division during his career with the company. Prior to his joining Block Drug Company, Inc., he held senior management positions for such leading consumer products companies as The Mennen Company, Swift & Co. and Chemway, Inc. Mr. Mann is a graduate of Brown University.

L. Dick Buell, Director, has served as a director since November 2004. Mr. Buell is currently chief executive officer and director of Catalina Marketing Corporation, which he joined in March 2004. From January 2002 to January 2004, Mr. Buell was chief executive officer of WS Brands, a portfolio company of Willis Stein & Partners. From February 2000 to December 2001, Mr. Buell was president and chief operating officer of Foodbrands America, Inc., a unit of Tyson Foods. Prior to that time, Mr. Buell spent 10 years at Griffith Laboratories, Inc. and served as chief executive officer from 1992 to 1999. From 1983 to 1990, Mr. Buell served as vice president of marketing for Kraft Grocery Products and from 1979 to 1983 as a consultant at McKinsey & Company. Mr. Buell earned his B.S. in Engineering from Purdue University and his MBA from the University of Chicago.

Gary E. Costley Ph.D., Director, has served as a director since November 2004. Dr. Costley is currently managing partner at C&G Capital and Management, a private investment company, which he joined in July 2004. He previously served from 2001 to June 2004 as chairman and chief executive officer of International Multifoods Corporation and from 1997 to 2001 as its chairman, president and chief executive officer. From 1995 to 1996, Dr. Costley served as dean of the Graduate School of Management at Wake Forest University. Prior to that time, Dr. Costley spent 24 years with the Kellogg Company where he held various positions of increasing responsibility, including his most recent role as president of Kellogg North America. Dr. Costley earned a BS in Animal Science and both an M.S. and Ph.D. in Nutrition from Oregon State University. Dr. Costley is currently a director of Principal Financial Group, Pharmacopeia Drug Discovery, Inc. and Accelrys, Inc.

David A. Donnini, Director, has served as a director since inception. Mr. Donnini is currently a Principal of GTCR Golder Rauner, LLC, which he joined in 1991. He previously worked as an associate consultant with Bain & Company. Mr. Donnini earned a B.A. in Economics summa cum laude, Phi Beta Kappa with distinction, from Yale University and an MBA from Stanford University where he was the Robichek Finance Award recipient and an Arjay Miller Scholar. Mr. Donnini is a director of various companies, including American Sanitary, Inc., Cardinal Logistics Management, InfoHighway Communications Corporation, Coinmach Corporation, Synagro Technologies, Fairmount Food Group, LLC and Syniverse Technologies (formerly TSI Telecommunications Services).

Ronald Gordon, Director, was appointed as director in April 2005. Mr. Gordon was most recently President and Chief Operating Officer of Nice-Pak Products, Inc. from 2002 until his retirement this year. Prior to Nice-Pak, Mr. Gordon was Chief Executive Officer for the North American operations of Beiersdorf, Inc. from 1997 through 2001. He also founded Gordon Investment Group in 1994 to finance and oversee a variety of start-up businesses. Earlier in his career, Mr. Gordon was the President and CEO of Goody Products Inc. and held senior positions at Playtex Family Products Corporation and Procter and Gamble. Mr. Gordon is a director of Playtex Products, Inc., Oil-Dri Corporation of America and LaDove Inc.

Vincent J. Hemmer, Director, has served as a director since inception. Mr. Hemmer is currently a Principal with GTCR Golder Rauner, LLC and has been with GTCR since 1996. Mr. Hemmer previously worked as a consultant with the Monitor Company and an investment banker with Credit Suisse First Boston. He earned a B.S. in Economics, magna cum laude, and was a Benjamin Franklin Scholar at

The Wharton School of the University of Pennsylvania. Mr. Hemmer received his MBA from Harvard University. Mr. Hemmer is currently a director of Fairmount Food Group and Synagro Technologies.

Patrick Lonergan, Director, was appointed as director in April 2005. Mr. Lonergan is the co-founder of Numark Laboratories, Inc. and has served as its President since January 1989. Prior to Numark, he was employed from 1959 to 1989 in various senior capacities by Johnson & Johnson, including Vice President & General Manager. Mr. Lonergan also served on the Board of Directors of Johnson & Johnson Products Inc., and was Chairman of the Health Care Division Management Committee. Mr. Lonergan is also a director of several private companies.

Director Compensation

Directors who are not our employees or who are not otherwise affiliated with us or our principal stockholder, GTCR Golder Rauner, L.L.C. and its affiliates (“GTCR”), each receive a one-time grant of PBH common stock equal to $20,000 to be awarded as of the date of the first annual meeting of stockholders held after such director begins service on the Board. In addition, each such director receives a $25,000 annual retainer, an annual $50,000 grant of restricted stock with a two-year vesting period, $1,500 for each Board meeting attended in person ($750 per Board meeting attended by telephone) and reimbursement for out-of-pocket expenses incurred in connection with Board participation.

About the Board and its Committees

Meetings of the Board and its Committees.   The Board held three meetings during fiscal 2005. The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each director is expected to attend each meeting of the Board and those committees on which he serves. In addition to meetings, the Board and its committees review and act upon matters through written consent procedures. Each of the directors attended 75% or more of the total number of meetings of the Board and those committees on which he served during the last fiscal year.

Audit Committee.   Our audit committee is comprised of Messrs. Buell (Chairman), Costley and Hemmer, of whom Mr. Buell and Mr. Costley are “independent,” as defined in the Section 303A of the NYSE Listed Company Manual. Mr. Hemmer has been named as our “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K. The audit committee is responsible for: (1) the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged for the purpose of preparing and issuing an audit report on the Company’s annual financial statements for the fiscal year ending March 31, 2006; (2) reviewing the independence of the independent registered public accounting firm and taking, or recommending that our Board take, appropriate action to oversee their independence; (3) approving, in advance, all audit and non-audit services to be performed by the independent registered public accounting firm; (4) overseeing our accounting and financial reporting processes and the audits of our financial statements; (5) establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; (6) engaging independent counsel and other advisers as the audit committee deems necessary; (7) determining compensation of the independent registered public accounting firm, compensation of advisors hired by the audit committee and ordinary administrative expenses; (8) reviewing and assessing the adequacy of our formal written charter on an annual basis; and (9) handling such other matters that are specifically delegated to the audit committee by our Board from time to time. Our Board adopted a written charter for our audit committee, which is posted on our web site. PricewaterhouseCoopers LLP currently serves as our independent registered public accounting firm. The audit committee met two times during fiscal 2005 following its inception in January 2005.

Compensation Committee.   Our compensation committee is comprised of Messrs. Buell, Costley and Donnini (Chairman), of whom Mr. Buell and Mr. Costley are “independent,” as defined in the Section 303A of the NYSE Listed Company Manual. The compensation committee is responsible for: (1) determining, or recommending to our Board for determination, the compensation and benefits of all of our executive officers; (2) reviewing our compensation and benefit plans to ensure that they meet corporate objectives; (3) administering our stock plans and other incentive compensation plans; and (4) such other matters that are specifically delegated to the compensation committee by our Board from time to time. Our Board adopted a written charter for our compensation committee, which is posted on our web site at www.prestigebrands.com. The compensation committee met two times during fiscal 2005 following its inception in January 2005.

Nominating and Corporate Governance Committee.   Our nominating and corporate governance committee is comprised of Messrs. Buell, Costley and Hemmer (Chairman), of whom Mr. Buell and Mr. Costley are “independent,” as defined in the Section 303A of the NYSE Listed Company Manual. The nominating and corporate governance committee is responsible for: (1) selecting, or recommending to our Board for selection, nominees for election to our Board; (2) making recommendations to our Board regarding the size and composition of the Board, committee structure and makeup and retirement procedures affecting Board members; (3) monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance; and (4) such other matters that are specifically delegated to the nominating and corporate governance committee by our Board from time to time. Our Board adopted a written charter for our nominating and corporate governance committee, which is posted on our web site at www.prestigebrands.com. The nominating and corporate governance committee met two times during fiscal 2005 following its inception in January 2005.

The Nominating and Corporate Governance Committee will consider as potential nominees individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to Peter J. Anderson, Chief Financial Officer, Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York 10533. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in the Company’s bylaws.

The Nominating and Corporate Governance Committee has used, to date, an informal process to identify potential candidates for nomination as directors. Candidates for nomination have been recommended by an executive officer or director, and considered by the Nominating and Corporate Governance Committee and the Board. Generally, candidates have significant industry experience and have been known to one or more of the Board members. As noted above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board. In evaluating candidates for nomination, the Nominating and Corporate Governance Committee will consider the factors it believes to be appropriate, which would generally include the candidate’s personal and professional integrity, business judgment, relevant experience and skills, and potential to be an effective director in conjunction with the rest of the Board in collectively serving the long-term interests of our stockholders. The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee by officers or directors of the Company or by a stockholder.

In the coming weeks, either Mr. Gordon or Mr. Lonergan, both of whom are “independent” directors, will replace existing members of our Audit, Compensation and Nominating and Corporate Governance Committees who are affiliated with GTCR in order to comply with the applicable rules and regulations of the Securites and Exchange Commission (the “SEC”) and the NYSE regarding director independence.

Stockholders and other interested parties may communicate with the Board, including the independent directors, by sending written communications to the directors c/o Peter J. Anderson, Chief Financial Officer, Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York 10533. All such communications will be forwarded to the directors.

The Board has a policy of expecting members of the Board to attend the annual meetings of the stockholders.

Company Code of Conduct.   The Board has adopted a Code of Conduct that applies to the Company’s directors, officers and employees and a Code of Ethics that applies to senior financial employees. A copy of each of these policies is posted on our web site at www.prestigebrands.com. We have also filed a copy of the Code of Conduct and Code of Ethics with the SEC as an exhibit to our Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

Insider Trading Policy.   In connection with our initial public offering, we adopted a corporate policy regarding insider trading and Section 16 reporting that applies to our directors, executive officers and employees. This policy prohibits trading in our common stock under certain circumstances, including while in possession of material, non-public information about us. This policy has limited the opportunities of our new independent directors to purchase shares of our common stock.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE DIRECTORS NAMED ABOVE.

PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has reappointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year ending March 31, 2006. In making the decision to reappoint the independent registered public accounting firm, the audit committee has considered whether the provision of the non-audit services rendered by PricewaterhouseCoopers LLP is incompatible with maintaining that firm’s independence.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our by-laws or other applicable legal requirement. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.

Approval of the proposal to ratify the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting.

Principal Accountant Fees and Services

For fiscal years 2005 and 2004, the following fees were billed by PricewaterhouseCoopers LLP to the Company (or its predecessors) for the indicated services:

	2005	2004
Audit Fees	$300,200	$237,471
Audit-Related Fees	—	—
Tax Fees	139,631	81,274
All Other Fees	1,500,000	1,827,600
Total Independent Accountant’s Fees	$1,939,831	$2,146,345

Audit Fees.   Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.   Consist of fees billed for services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits and attest services that are not required by statute or regulation.

Tax Fees.   Consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, customs and duties and international tax planning.

All Other Fees.   Consist of fees for products and services other than the services reported above. These services include due diligence and related consultations in connection with: (i) the Medtech acquisition (as defined below); (ii) the acquisition of The Spic and Span Company; (iii) the Bonita Bay acquisition (as defined below); (iv) the offering memorandum with respect to our 9¼% senior subordinated notes (“Notes”); (v) the S-4 Registration Statement with respect to the exchange offer for the Notes; (vi) the S-1 Registration Statement with respect to our previously contemplated income deposit security offering; and (vii) the S-1 Registration Statement with respect to our initial public offering.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis. Since January 2005, all audit and non-audit services were approved in accordance with the Company’s pre-approval policies.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth certain information with respect to the beneficial ownership of our common stock as of June 15, 2005 by: (1) each of the executive officers named in the Summary Compensation Table; (2) each of our directors; (3) all directors and executive officers as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding shares of common stock. All information with respect to beneficial ownership has been furnished to us by the respective director, executive officer or five percent beneficial owner, as the case may be. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to the number of shares set forth opposite his or its name.

Beneficial ownership of the common stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
5% Stockholders:
GTCR Funds(1)	14,973,785	29.9%
Directors and Named Executive Officers:
Peter C. Mann	816,557	1.6%
Peter J. Anderson	355,261	*
Gerard F. Butler	287,172	*
Michael A. Fink	180,560	*
Eric M. Millar	72,347	*
L. Dick Buell	—	—
Gary E. Costley	—	—
David A. Donnini(2)	14,973,785	29.9%
Ronald Gordon	—	—
Vincent J. Hemmer(2)	14,973,785	29.9%
Patrick Lonergan	200	*
All directors and executive officers as a group (12 persons)	16,755,207	33.5%

*                    Denotes less than one percent.

(1)          Amounts shown reflect the aggregate interests held by GTCR Fund VIII, L.P. (“Fund VIII”), GTCR Fund VIII/B, L.P. (“Fund VIII/B”), GTCR Co-Invest II, L.P. (“Co-Invest II”) and GTCR Capital Partners, L.P. (“Capital Partners”) (collectively, the “GTCR Funds”). The address of each such person and/or entity is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, IL 60606.

(2)          Represents shares held by the GTCR Funds, as described in note (1). Messrs. Donnini and Hemmer are each principals and/or members of GTCR Golder Rauner, L.L.C. (“GTCR”) and GTCR Golder Rauner II, L.L.C. (“GTCR II”). GTCR is the general partner of GTCR Partners VI, L.P., the general partner of GTCR Mezzanine Partners, L.P., the general partner of Capital Partners. GTCR II is the general partner of GTCR Partners VIII, L.P. (“Partners VIII”) and Co-Invest II. Partners VIII is the general partner of Fund VIII and Fund VIII/B. Accordingly Messrs. Donnini and Hemmer may be deemed to beneficially own the shares owned by the GTCR Funds. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest. The address of each such person is c/o GTCR Golder Rauner, L.L.C., 6100 Sears Tower, Chicago, IL 60606.

EXECUTIVE COMPENSATION AND OTHER MATTERS

General

Our executive officers are as follows:

Name	Age	Position
Peter C. Mann	63	Chairman, President, Chief Executive Officer and Director
Peter J. Anderson	50	Chief Financial Officer
Gerard F. Butler	55	Chief Sales Officer
Michael A. Fink	60	Senior Vice President of Marketing
Charles Schrank	55	Senior Vice President of Marketing
Eric M. Millar	61	Senior Vice President of Operations

The following sets forth biographical information with respect to our executive officers and directors.

Peter C. Mann, Chairman, President, Chief Executive Officer and Director, has been the President and CEO since inception and previously served as President and CEO of Medtech (our predecessor company) since June 2001. Mr. Mann is a senior consumer and pharmaceutical products business executive with over 35 years of general management, marketing and sales experience. From 1973 to 2001, Mr. Mann served as the President of the Americas Division within Block Drug Company, Inc. and the only non-family member within the Office of Chief Executive. At Block Drug Company, Inc., Mr. Mann was responsible for the overall strategic and financial direction for the corporation and directly managed all business conducted in the United States, Canada, Mexico and South America. Mr. Mann joined Block Drug Company, Inc. in 1973 as a Group Product Manager and subsequently served in numerous key positions including Vice President—New Products, Vice President—Consumer Products & Oral Care Division, Senior Vice President—U.S. Consumer Marketing & Sales, and President—U.S. Division during his career with the company. Prior to his joining Block Drug Company, Inc., he held senior management positions for such leading consumer products companies as The Mennen Company, Swift & Co. and Chemway, Inc. Mr. Mann is a graduate of Brown University.

Peter J. Anderson, Chief Financial Officer, has served as Chief Financial Officer since inception and previously served as CFO of Medtech (our predecessor company) since joining in April 2001. Mr. Anderson is a senior financial executive with extensive experience in the brand name consumer goods and over-the-counter pharmaceutical industries, both domestically and internationally. Prior to joining Medtech, Mr. Anderson served as the Chief Financial Officer for Block Drug Company, Inc. from April, 1999 to March, 2001, the Coach and Aris/Isotoner divisions of the Sara Lee Corporation from June 1996 to April 1999 and Lancaster Group USA, a division of Benckiser from March 1994 to June 1996. Other prior positions include Vice President of Finance of the International Division at Sterling Winthrop Inc. and Vice President of Finance at Sterling Health-USA. Mr. Anderson received his B.A. and MBA from Fairleigh Dickinson University and is a certified public accountant.

Gerard F. Butler, Chief Sales Officer, has served as Chief Sales Officer since inception and previously served as the Chief Sales Officer of Medtech (our predecessor company) since joining in September 2001. Mr. Butler is a senior management executive with over 30 years of consumer products experience. Prior to joining Medtech, Mr. Butler served from April 1983 to April 2001 as the Vice President of Consumer Products Sales for Block Drug Company, Inc. where, at the age of 34, he was named their youngest ever Vice President. In the latter part of his 26 year career at Block, Mr. Butler reported directly to the president of the company and provided sales, marketing and strategic leadership for all of Block’s consumer brands. Previously, he held sales management positions with Procter & Gamble and Purex Corporation. Mr. Butler has a B.S. and an MBA from Manhattan College.

Michael A. Fink, Senior Vice President of Marketing, has served as a Senior Vice President of Marketing since inception and previously served as a Senior Vice President of Marketing of Medtech (our predecessor company) since joining Medtech in February 2002. Mr. Fink is an executive with extensive experience in marketing over-the-counter personal care and consumer products. Prior to joining Medtech, Mr. Fink served as Vice President & General Manager Business & Marketing Development for Block Drug from March 1998 to May 2001 where he reported directly to the president of the company. Mr. Fink left Block Drug in May 2001 in connection with its sale to GlaxoSmithKline and worked as an independent consultant until joining Medtech in February 2002. In his 25 year career at Block Drug Company, Inc. Mr. Fink held various executive positions including Vice President—General Manager of the Household Products Division, where he oversaw such brands as 2000 Flushes, X-14, Carpet Fresh and Lava. Mr. Fink is a graduate of American University.

Charles Schrank, Senior Vice President of Marketing, has served as a Senior Vice President of Marketing since inception and previously served as a Senior Vice President of Marketing of Medtech (our predecessor company) since joining Medtech in January 2001. Prior to joining Medtech, Mr. Schrank served as Vice President of Marketing for Block Drug from August 1994 to January 2001. Prior to that time, Mr. Schrank held various marketing positions of increasing responsibility after joining Block Drug in 1978.

Eric M. Millar, Senior Vice President of Operations, has served as our Senior Vice President of Operations since joining The Spic and Span Company in December 2001. From January 2000 to November 2001, Dr. Millar was the owner and director of Point Management Services, a business consultancy based in the United Kingdom, and carried out manufacturing and logistics assignments for both UK and USA based companies.

Our executive officers are elected by and serve at the discretion of the Board. The following table sets forth information concerning the compensation earned for the last two fiscal years by our chief executive officer and the four other executive officers who were our most highly compensated executive officers in our last fiscal year (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation($)					All Other
Name and Principal Position	Year	Salary	Bonus		Other(1)	Compensation($)(2)
Peter C. Mann	2005	425,000	212,500		—	12,300
Chairman, President and Chief Executive Officer	2004	415,265	2,506,701	(3)	—	12,000
Peter J. Anderson	2005	297,000	118,800		—	12,300
Chief Financial Officer	2004	295,962	237,602	(4)	—	12,000
Gerard F. Butler	2005	227,000	90,800		—	12,300
Chief Sales Officer	2004	218,000	169,363	(5)	—	12,000
Eric M. Millar	2005	205,000	82,000		—	12,300
Senior Vice President of Operations	2004	196,000	62,345	(6)	—	—
Michael A. Fink	2005	203,000	81,200		—	12,300
Senior Vice President of Marketing	2004	195,000	93,600		—	12,000

(1)          Pursuant to applicable SEC regulations, perquisites and other personal benefits are omitted because they did not exceed the lesser of either $50,000 or 10% of total annual salary and bonus.

(2)          Consists of matching payments under one of our 401(k) plans. Payments are earned during the fiscal year reported and paid into the 401(k) plan, coincident with the annual bonus payment, in the subsequent fiscal year.

(3)          Includes a bonus of $2,251,663 paid in connection with the Medtech acquisition (as defined below) and bonuses of $100,063 and $154,975 related to the performance of The Spic and Span Company (“Spic and Span”) and Medtech Holdings, Inc. (“Medtech”), respectively.

(4)          Includes a bonus of $123,852 paid in connection with the Medtech acquisition and bonuses of $28,250 and $85,500 related to the performance of Spic and Span and Medtech, respectively.

(5)          Includes a bonus of $82,363 paid in connection with the Medtech acquisition and bonuses of $21,600 and $65,400 related to the performance of Spic and Span and Medtech, respectively.

(6)          Includes a bonuses of $38,825 and $23,520 related to the performance of Spic and Span and Medtech, respectively.

Senior Management Agreements

In connection with our acquisition of Medtech (the “Medtech acquisition”), we entered into senior management agreements, dated February 6, 2004, with the following members of our management team: Peter C. Mann, Peter J. Anderson, Gerard F. Butler and Michael A. Fink. On March 17, 2004, we entered into a senior management agreement with Eric M. Millar.

Employment Terms.   Under their respective senior management agreements, each of Messrs. Mann, Anderson, Butler, Millar and Fink will serve in the following positions and receive the following annual base salary in fiscal 2006, subject to increase by the Board:

Name	Position	Annual Base Salary
Peter C. Mann	Chairman, President & CEO	$442,000
Peter J. Anderson	Chief Financial Officer	309,000
Gerard F. Butler	Chief Sales Officer	236,000
Eric M. Millar	Senior Vice President of Operations	213,000
Michael A. Fink	Senior Vice President of Marketing	211,000

In addition to the above compensation, each executive is eligible for an annual bonus to be determined by the Board for each fiscal year of employment and is entitled to any other benefits approved by the Board and made available to other senior managers.

Each executive’s employment will continue until his:

•       resignation without good reason, or his disability or death,

•       termination of employment with cause,

•       termination of employment without cause, or

•       resignation with good reason.

If an executive’s employment is terminated by us without cause or by executive for good reason, then during the one-year period following the termination we will be obligated to pay him, in equal installments on regular payroll dates, an aggregate amount equal to his annual base salary and his prior annual bonus.

Each executive has agreed to limitations on his ability to disclose confidential information relating to us and acknowledges that all discoveries, inventions, methods and other work product relating to his employment belong to us. Also, during the one-year period following an executive’s termination of employment, he agrees not to engage in any manner in any business in the United States that competes with one of our significant revenue-producing brands or with respect to which we conducted discussions relating to the acquisition of such business during the year preceding executive’s termination and during his receipt of any severance payments. Furthermore, during the non-compete period, executive agrees not to solicit our employees or customers or hire our key employees.

Equity Purchase.   In connection with the Medtech acquisition and as contemplated by their respective senior management agreements, Messrs. Mann, Anderson, Butler and Fink, and on March 17, 2004, Mr. Schrank and Mr. Millar, each acquired (1) a strip of class B preferred units and/or common units of Prestige International Holdings, LLC (“Prestige LLC”), our predecessor prior to our initial public offering, which are referred to as “co-invest units,” and (2) additional common units, which are available only for issuance to management investors and which are referred to as “carried units.” A description of the class B preferred units and the common units is set forth below under “Limited Liability Company Agreement.” In connection with our initial public offering, the Company redeemed each executive’s class B preferred units and exchanged each executive’s common units for shares of PBH common stock. The purchase price of the class B preferred units and the common units was $1,000 per unit and $0.10 per unit, respectively.

Co-invest units were fully vested when purchased. Carried units, however, are subject to vesting. Fifteen percent of Mr. Mann’s carried units were vested when purchased and 17% were to vest annually over a period of five years from the date of purchase, subject to acceleration in the event of a sale of Prestige LLC. Twenty percent of Messrs. Anderson, Butler, Fink, Schrank and Millar’s carried units were to vest annually over a period of five years from the date of purchase, subject to acceleration in the event of a sale of Prestige LLC. The senior management agreements prohibit a management investor from transferring any of his co-invest units or carried units, subject to specified exceptions. The transfer restrictions terminate with respect to specified securities upon such securities being transferred in a public sale and with respect to all securities upon the sale of Prestige LLC.

In connection with GTCR’s follow-on equity investment on April 6, 2004, to partially finance our acquisition of Bonita Bay Holdings, Inc. (the “Bonita Bay acquisition”), each of Messrs. Mann, Anderson, Butler and Fink’s holdings of common units were reduced pursuant to anti-dilution provisions in the senior management agreements. See “Unit Purchase Agreement” below. In connection with the Bonita Bay acquisition, and as contemplated in his senior management agreement, Mr. Millar acquired a strip of class B preferred units and additional co-invest units.

Amended and Restated Senior Management Agreements

In connection with the corporate reorganization that occurred prior to PBH’s initial public offering, each executive exchanged the common units he held for shares of PBH common stock. In addition, each executive entered into an amended and restated senior management agreement with PBH. The amended agreements, among other things, accelerated the vesting of the executives’ unvested shares of common stock. Pursuant to the amended agreements, 25.5% of Mr. Mann’s unvested shares of common stock, 30% of Mr. Anderson’s unvested shares of common stock and 20% of Messrs. Butler, Fink, Schrank and Millar’s unvested shares of common stock vested immediately upon the consummation of our initial public offering, with each executive’s remaining unvested shares of common stock vesting on a daily basis through February 6, 2009.

2006 Peformance Awards

On May 6, 2005, our compensation committee set the cash bonus peformance award targets for the 2006 fiscal year. Pursuant to the resolutions adopted by the Board, participants will be entitled to receive a bonus for the 2006 fiscal year based upon (1) a bonus percentage assigned to the particpant by the compensation committee and (2) the Company’s achievement of a certain performance threshold. Each of our executive officers is eligible to participate in this cash bonus peformance award.

Employee Benefit Plans

2005 Long-Term Equity Incentive Plan

In connection with our initial public offering, we adopted the Prestige Brands Holdings, Inc. 2005 Long-Term Equity Incentive Plan. The equity incentive plan provides for grants of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards. Directors, officers and other employees of PBH and its subsidiaries, as well as others performing services for us, are eligible for grants under the plan. The purpose of the equity incentive plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility. The following is a summary of the material terms of the equity incentive plan, but does not include all of the provisions of the plan.

Administration.   The compensation committee of our Board administers the equity incentive plan. Our Board also has the authority to administer the plan and to take all actions that the compensation committee is otherwise authorized to take under the plan.

Available Shares.   A total of 5,000,000 shares of our common stock, representing 10.0% of our outstanding common stock, is available for issuance under the equity incentive plan. The number of shares available for issuance under the equity incentive plan is subject to adjustment in the event of a reorganization, stock split, merger or similar change in our corporate structure or the outstanding shares of common stock. In the event of any of these occurrences, we may make any adjustments we consider appropriate to, among other things, the number and kind of shares, options or other property available for issuance under the plan or covered by grants previously made under the plan. The shares available for issuance under the plan may be, in whole or in part, authorized and unissued or held as treasury shares.

Eligibility.   Directors, officers and employees of us and our subsidiaries, as well as other individuals performing services for us, will be eligible to receive grants under the equity incentive plan. However, only employees may receive grants of incentive stock options. In each case, the compensation committee will select the actual grantees.

Stock Options.   Under the equity incentive plan, the compensation committee or the Board may award grants of incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code, and other, non-qualified stock options. The compensation committee may not, however, award to any one person in any calendar year options to purchase common stock equal to more than 25.0% of the total number of shares authorized under the plan, and it may not award incentive options first exercisable in any calendar year whose underlying shares have a fair market value greater than $100,000, determined at the time of grant.

The exercise price of an option granted under the plan may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of PBH’s voting power may not be less than 110% of such fair market value on such date. Unless the compensation committee determines otherwise, the exercise price of any option may be paid in any of the following ways:

•       in cash,

•       by delivery of shares of common stock with a fair market value equal to the exercise price, and/or

•       by simultaneous sale through a broker of shares of common stock acquired upon exercise.

If a participant elects to deliver shares of common stock in payment of any part of an option’s exercise price, the compensation committee may in its discretion grant the participant a “reload option.” The reload option entitles its holder to purchase a number of shares of common stock equal to the number so delivered. The reload option may also include, if the compensation committee chooses, the right to purchase a number of shares of common stock equal to the number delivered or withheld in satisfaction of any of our tax withholding requirements in connection with the exercise of the original option. The terms of each reload option will be the same as those of the original exercised option, except that the grant date will be the date of exercise of the original option, and the exercise price will be the fair market value of the common stock on the date of exercise.

The compensation committee will determine the term of each option in its discretion. However, no term may exceed ten years from the date of grant or, in the case of an incentive option granted to a person who owns stock constituting more than 10% of our voting power, five years from the date of grant. In addition, all options under the equity incentive plan, whether or not then exercisable, generally cease vesting when a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries. Options generally expire 30 days after the date of cessation of service, so long as the grantee does not compete with us during the 30-day period.

There are, however, exceptions depending upon the circumstances of cessation. In the case of a participant’s death or disability, all options that are exercisable shall remain so for up to 180 days after the date of death or disability, and all options that were not exercisable will terminate upon the date of death or disability. In the case of a participant’s retirement, all options that are exercisable shall remain so for up to 90 days after the date of retirement, and all options that were not exercisable will terminate upon the date of retirement. In each of the foregoing circumstances, the Board or compensation committee may elect to accelerate the vesting of unvested options and further extend the applicable exercise period in its discretion. Upon termination for cause, all options will terminate immediately. If we undergo a change in control and a grantee is terminated from service (other than for cause) within one year thereafter, all options will become fully vested and exercisable and remain so for up to one year after the date of termination. In addition, the compensation committee has the authority to grant options that will become fully vested and exercisable automatically upon our change in control, whether or not the grantee is subsequently terminated.

Restricted Stock.   Under the equity incentive plan, the compensation committee may award restricted stock, subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. If a participant ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries during any period of restriction, all shares of restricted stock on which the restrictions have not lapsed shall be immediately forfeited to us. If, however, the cessation occurs due to death, disability or retirement, the compensation committee may elect to provide that all restrictions on shares of restricted stock granted to such participant shall lapse. If we undergo a change in control and a participant is terminated (other than for cause) from being a director, officer or employee of, or otherwise performing services for, us or our subsidiaries within one year after such change in control, all restrictions on shares of restricted stock granted to such participant shall lapse. In addition, the compensation committee has the authority to award shares of restricted stock with respect to which all restrictions shall lapse automatically upon our change in control, whether or not the participant is subsequently terminated.

Restricted Stock Units; Deferred Stock Units.   Under the equity incentive plan, the compensation committee may award restricted stock units subject to the conditions and restrictions, and for the duration, which will generally be at least six months, that it determines in its discretion. Each restricted stock unit is equivalent in value to one share of common stock and entitles the grantee to receive one share of common stock for each restricted stock unit at the end of the vesting period applicable to such restricted stock unit. If a participant ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries during any period of restriction, all restricted stock units on which the restrictions have not lapsed shall be immediately forfeited to us. If, however, the cessation occurs due to death, disability or retirement, the compensation committee may elect to provide that all restrictions on restricted stock units granted to such participant shall lapse. If we undergo a change in control and a participant is terminated (other than for cause) from being a director, officer or employee of, or otherwise performing services for, us or our subsidiaries within one year after such change in control, all restrictions on restricted stock units granted to such participant shall lapse. In addition, the compensation committee has the authority to award restricted stock units with respect to which all restrictions shall lapse automatically upon our change in control, whether or not the participant is subsequently terminated. Prior to the later of (i) the close of the tax year preceding the year in which restricted stock units are granted or (ii) 30 days of first becoming eligible to participate in the plan (or, if earlier, the last day of the tax year in which the participant first becomes eligible to participate in the plan) and on or prior to the date the restricted stock units are granted, a grantee may elect to defer the receipt of all or a portion of the shares due with respect to the restricted stock units and convert such restricted stock units into deferred stock units. Subject to specified exceptions, the grantee will receive shares in respect of such deferred stock units at the end of the deferral period.

Performance Awards.   Under the equity incentive plan, the compensation committee may grant performance awards contingent upon achievement by the grantee, us and/or our subsidiaries or divisions of set goals and objectives regarding specified performance criteria, such as, for example, return on equity, over a specified performance cycle, as designated by the compensation committee. Performance awards may include specific dollar-value target awards, performance units, the value of which is established by the compensation committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of our common stock or other securities.

Unless the compensation committee determines otherwise, if a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, us or our subsidiaries prior to completion of a performance cycle due to death, disability or retirement, the grantee will receive the portion of the performance award payable to him or her based on achievement of the applicable performance criteria over the elapsed portion of the performance cycle. If termination of employment or service occurs for any other reason prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award. If we undergo a change in control, a grantee will earn no less than the portion of the performance award that he or she would have earned if the applicable performance cycle had terminated as of the date of the change in control.

Vesting, Withholding Taxes and Transferability of All Awards.   The terms and conditions of each award made under the equity incentive plan, including vesting requirements, will be set forth consistent with the plan in a written agreement with the grantee. Except in limited circumstances, no award under the equity incentive plan may vest and become exercisable within six months of the date of grant, unless the compensation committee determines otherwise.

Unless the compensation committee determines otherwise, a participant may elect to deliver shares of common stock, or to have us withhold shares of common stock otherwise issuable upon exercise of an option or upon grant or vesting of restricted stock or a restricted stock unit, in order to satisfy our withholding obligations in connection with any such exercise, grant or vesting.

Unless the compensation committee determines otherwise, no award made under the equity incentive plan will be transferable other than by will or the laws of descent and distribution or to a grantee’s family member by gift or a qualified domestic relations order, and each award may be exercised only by the grantee, his or her qualified family member transferee, or any of their respective executors, administrators, guardians, or legal representatives.

Amendment and Termination of the Equity Incentive Plan.   The Board may amend or terminate the equity incentive plan in its discretion, except that no amendment will become effective without prior approval of our stockholders if such approval is necessary for continued compliance with applicable stock exchange listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the equity incentive plan without the affected participant’s consent. If not previously terminated by the Board, the equity incentive plan will terminate on the tenth anniversary of its adoption.

401(k) Plans

We sponsor various tax-qualified employee savings and retirement plans, or 401(k) plans, that cover most employees who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) plans, eligible employees may elect to contribute a minimum of 1% of their annual compensation, up to a maximum amount equal to the lesser of 6% of their annual compensation or the statutorily prescribed annual limit. We may also elect to make a matching contribution to the 401(k) plan in an amount equal to a discretionary percentage of the employee contributions, subject to certain statutory limitations. We announce annually the amount of funds which we will match. Our expenses related to these plans amounted to approximately $231,644, $170,918 and $24,253 in 2005, 2004 and 2003, respectively.

Report of the Compensation Committee on Executive Compensation

This compensation committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporated this information by reference, and shall not otherwise be deemed filed under such Acts.

The compensation committee is currently comprised of Messrs. Donnini (Chairman), Buell and Costley. The compensation committee reviews and approves the compensation of the Chief Executive Officer and all other executive officers, reviews our compensation policies and programs to ensure they meet corporate objectives and administers our employee benefit plans.

Compensation Philosophy and Review

The Company’s general compensation philosophy serves three principal purposes:

1.                to attract and retain qualified executives who will add to the Company’s long-term success;

2.                to link executive compensation to the achievement of the Company’s operational and strategic objectives; and

3.                to link executive compensation with each executive’s performance, level of responsibility and overall contribution to the Company’s success.

In making recommendations to the full Board concerning adjustments to compensation levels, the compensation committee intends to consider the Company’s financial condition and operational performance during the prior year. The compensation committee expects the Company’s executive compensation program to consist of three principal components: (1) base salary; (2) annual bonus and (3) long-term equity incentives. Set forth below is a discussion as to how the compensation for each of the Company’s executive officers was determined for 2005:

Base Salary.   The determination of the base salary levels was based in large part on the salary levels set in each executive officers’ Senior Management Agreement, along with information on each executive’s individual performance and contributions to the Company. The Senior Management Agreements were negotiated between GTCR and management. The compensation committee, which was established immediately prior to the initial public offering in February 2005, believes that the salary and other terms in the Senior Management Agreements are similar to those that would have been obtained from negotiations between unaffiliated third parities. The compensation committee is in the process of hiring an independent compensation consultant to help acertain executive pay practices at similar companies by conducting a compensation study. The results of the study will be used to make future recommendations to the committee.

Annual Bonus.   Annual bonus targets and actual bonus payments were computed as a percentage of the base salary calculated against specific performance achieved during the year for the entire business.

Long-Term Equity Incentives.   The independent compensation consultant hired by the compensation committee is in the process of conducting a study to acertain long-term equity incentive compensation practices at similar companies. The compensation committee expects to use the results of the study and recommendations from the compensation consultant to establish long-term equity incentive compensation for the executives. The executives have not received any equity incentive compensation outside of their Senior Management Agreements.

The foregoing report has been approved by all members of the compensation committee.

David A. Donnini (Chairman)
L. Dick Buell
Gary E. Costley

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board or compensation committee of any entity that has any executive officers serving on our compensation committee. No interlocking relationship exists between our Board or the compensation committee of any other company. See “Certain Relationships and Related Transactions” for a discussion of the relationship between us and GTCR.

Certain Relationships and Related Transactions

Agreements Relating to Formation of Prestige International Holdings, LLC

The following discussion summarizes various agreements and transactions entered into in connection with the formation and capitalization of Prestige LLC. PBH is the direct parent company of Prestige LLC.

The agreements described below resulted from negotiations between GTCR, its co-investors and management. While the terms and conditions of such agreements may not be identical to those that would have been obtained from negotiations between unaffiliated third parties, we believe the terms and conditions set forth in such agreements are customary for transactions of this type.

Unit Purchase Agreement

Pursuant to the unit purchase agreement entered into among Prestige LLC, GTCR and certain other co-investors, including senior management, in connection with the Medtech acquisition, on February 6, 2004, GTCR and the co-investors acquired a strip of class B preferred units and common units of Prestige LLC for an aggregate purchase price of $102,220,951 and $3,000,000, respectively. In connection with the Bonita Bay acquisition, GTCR and the co-investors purchased 58,179.250 class B preferred units at a price of $1,000 per unit.

This agreement was terminated prior to the completion of our initial public offering.

Limited Liability Company Agreement

Prestige LLC has common units, and under the terms of its limited liability agreement with GTCR, Messrs. Mann, Anderson, Butler, Fink, Millar and Schrank and certain other persons, dated April 6, 2004, has the authority to create and issue senior preferred units, class A preferred units and class B preferred units. Prestige LLC’s securities have the following features:

•       Senior preferred units are entitled to a preferred yield of 8.0% per annum, or 0% per annum if specified sales targets are not met, compounded annually. On any liquidation or other distribution by us, senior preferred unitholders are entitled to an amount equal to their original investment, net of any prior returns of capital, plus any accrued and unpaid preferred yield. We refer to this yield as the “senior preference amount,” because it is paid before any payments may be made to holders of class A preferred units, class B preferred units or common units. Prestige LLC has no senior preferred units outstanding as of March 31, 2005.

•       Class A preferred units are entitled to a preferred yield of 8.0% per annum, compounded quarterly. On any liquidation or other distribution by us, class A preferred unitholders are entitled to an amount equal to their original investment, net of any prior returns of capital, plus any accrued and unpaid preferred yield. We refer to this yield as the “class A preference amount,” because it is paid before any payments may be made to holders of class B preferred units or common units. Prestige LLC has not issued class A preferred units.

•       Class B preferred units are entitled to a preferred yield of 8.0% per annum, compounded quarterly. On any liquidation or other distribution by us, class B preferred unitholders are entitled to an amount equal to their original investment, net of any prior returns of capital, plus any accrued and unpaid preferred yield. We refer to this yield as the “class B preference amount,” because it is paid before any payments may be made to holders of common units. Prestige LLC has no class B preferred units outstanding as of March 31, 2005.

•       Common units represent our common equity. After payment of the senior preference amount, the class A preference amount and the class B preference amount, common unitholders are entitled to any remaining proceeds, pro rata, of any liquidation or other distribution by us. All outstanding common units of Prestige LLC are held by the Company.

Prestige LLC became our wholly owned subsidiary in connection with the corporate reorganization, which occured prior to the completion of our initial public offering.

Securityholders Agreement

With the exception of the former holders of senior preferred units, which holders were a party to the senior preferred investor rights agreement, each former securityholder of Prestige LLC prior to our initial public offering, including GTCR and Messrs. Mann, Anderson, Butler, Fink, Millar and Schrank, was a party to the securityholders agreement, dated April 6, 2004. Pursuant to the securityholders agreement of

Prestige LLC, units of Prestige LLC beneficially owned by the securityholders of Prestige LLC were generally subject to restrictions on transfer, other than exempt transfers described in the securityholders agreement.

This agreement was terminated prior to the completion of our initial public offering.

Registration Rights Agreement

Under Prestige LLC’s registration rights agreement with GTCR, Messrs. Mann, Anderson, Butler, Fink, Millar and Schrank and certain other persons, the holders of a majority of the investor registrable securities, as defined in the registration rights agreement, have the right at any time, subject to specified conditions, to request Prestige LLC, any corporate successor or any subsidiary, to register any or all of their securities under the Securities Act on Form S-1, which we refer to as a “long-form registration,” or on Form S-2 or Form S-3, which we refer to as a “short-form registration,” at Prestige LLC’s expense. In addition, following an initial public offering by Prestige LLC, subject to specified conditions, the holders of a majority of the TCW/Crescent registrable securities, as defined in the registration rights agreement, have the right to request one short-form registration at Prestige LLC’s expense. Prestige LLC is not required, however, to effect any long-form registration within 90 days after the effective date of a previous long-form registration or a previous registration in which the holders of registrable securities were given the piggyback rights described in the following sentence, without any reduction. At Prestige LLC’s expense, all holders of registrable securities are entitled to the inclusion of such securities in any registration statement used by Prestige LLC to register any offering of its equity securities, other than pursuant to a registration requested by holders of a majority of the investor registrable securities or holders of a majority of TCW/Crescent registrable securities, an initial public offering of Prestige LLC’s equity securities or a registration on Form S-4 or Form S-8. With the exception of the holders of senior preferred units, each securityholder of Prestige LLC is a party to the registration rights agreement.

Professional Services Agreement

Under the professional services agreement, dated April 6, 2004, between Prestige LLC and GTCR, Prestige LLC engaged GTCR as a financial and management consultant. During the term of its engagement, GTCR agreed to consult on business and financial matters, including corporate strategy, budgeting of future corporate investments, acquisition and divestiture strategies and debt and equity financings for an annual management fee of $4 million.

This agreement was terminated prior to the completion of our initial public offering.

Exchange Agreement

In connection with the reorganization prior to our initial public offering, we entered into an Exchange Agreement with Prestige LLC and each of the holders of common units of Prestige LLC, including GTCR, Messers. Mann, Anderson, Butler, Fink, Millar and Schrank and certain other persons, pursuant to which such holders transferred to us an aggregate of 58,109,786 common units, representing all of Prestige LLC’s outstanding common units, in exchange for 26,666,667 shares of our common stock. Under the Exchange Agreement, so long as GTCR and the TCW investors (as defined therein) hold at least ten percent of the common stock they respectively held after completion of our initial public offering, we are required to provide them:

•       monthly and annual balance sheets and statements of income and cash flows;

•       reports, management letters or other information concerning significant aspects of our operations or financial affairs that we provide to our independent accountants;

•       thirty days prior to the beginning of each fiscal year, an annual budget for such fiscal year;

•       prompt notice of the occurrence of specified material events, including, contract defaults, legal proceedings, casualty events or similar losses, changes in the conduct of our business, changes in any accounting procedures, practices or bases of accounting and any other transaction, event or circumstance that may have a material adverse effect on us; and

•       any other information and financial data that they may reasonably request.

Notwithstanding the foregoing, in the event that either GTCR or the TCW investors requests not to receive the foregoing statements, reports, documents or other information, we have agreed to not deliver such information to them for the period indicated in their request.

In addition, we have agreed:

•       to file all reports required to be filed under the Securities Act and the Exchange Act and take such further actions as the GTCR investors or the TCW investors may reasonably request to enable them to sell shares of common stock pursuant to Rule 144 or a registration statement on Form S-2 or S-3;

•       not to make any public announcements with respect to the GTCR investors or the TCW investors without their prior consent, unless such disclosure is required by law, in which case we must provide them with an opportunity to review and comment on the content of such disclosure;

•       to provide the GTCR investors and the TCW investors any information necessary for any filings they must make under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•       to cause our independent accountants to conduct additional procedures with respect to our compensation, expense reimbursement and related party transaction practices, at the request of the GTCR investors; and

•       not to issue or grant any stock-based compensation to our executive officers without the prior consent of the GTCR investors, provided that the GTCR investors hold at least 50% of the common stock they held after the completion of this offering.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

We believe that during our last fiscal year, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

Report of the Audit Committee of the Board

This audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not be deemed filed under the Securities Act or under the Exchange Act.

The audit committee is composed of three directors appointed by the Board, two of whom are independent as defined in the Section 303A of the NYSE Listed Company Manual. The audit committee operates under a written charter adopted by the Board in January 2005, a copy of which is attached hereto as Appendix A. The audit committee recommends to the Board the selection of the Company’s independent registered public accounting firm.

Management is responsible for the Company’s internal accounting and financial controls, the financial reporting process and compliance with the Company’s legal and ethics programs. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuance of a report thereon. The audit committee’s responsibility is to monitor and oversee these processes and report its findings to the full Board.

In this context, the audit committee has met and held discussions separately and jointly with each of management and the independent registered public accounting firm. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the audit committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

In connection with new standards for independence of the Company’s independent registered public accounting firm promulgated by the SEC, during the Company’s 2005 fiscal year the audit committee considered in advance of the provision of any non-audit services by the Company’s independent registered public accounting firm whether the provision of such services is compatible with maintaining such independence.

The Company’s independent registered public accounting firm also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the audit committee discussed with the independent registered public accounting firm the firm’s independence.

Based on the audit committee’s discussion with management and the independent registered public accounting firm, its review of the representations of management, and the report of the independent registered public accounting firm, the audit committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005.

L. Dick Buell (Chairman)
Gary E. Costley
Vincent J. Hemmer

PERFORMANCE GRAPH

The following graph compares our cumulative total stockholder return since February 9, 2005, the date of our initial public offering, with the Russell 2000 Index and the S&P Supercomposite Household and Personal Products Index. The S&P Supercomposite Household and Personal Products Index includes, among others, the following: Alberto-Culver Company, Church & Dwight Co., Inc., The Clorox Company, Colgate-Palmolive Company, The Gillette Company, Nature’s Sunshine Products, Inc., NBTY, Inc. and The Procter & Gamble Company. The graph assumes that the value of the investment in the Company’s common stock and each index was $100.00 on February 9, 2005.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG THE RUSSELL 2000 INDEX,
THE S&P SUPERCOMPOSITE HOUSEHOLD AND PERSONAL PRODUCTS INDEX
AND PRESTIGE BRANDS HOLDINGS, INC.

	Feb. 9, 2005(1)	March 31, 2005
PBH	$100.00	$110.31
The Russell 2000 Index	$100.00	$98.30
The S&P Supercomposite	$100.00	$101.40

(1)          The Company’s initial public offering priced at $16.00 per share on February 9, 2005. Shares of the Company’s common stock closed at $17.75 per share February 10, 2005, the first day shares of the Company’s common stock were traded on the NYSE.

SUBMISSION OF STOCKHOLDERS’ PROPOSALS AND ADDITIONAL INFORMATION

Proposals of stockholders intended to be eligible for inclusion in our proxy statement and proxy card relating to our 2006 annual meeting of stockholders must be received by us on or before the close of business April 28, 2006. Such proposals should be submitted by certified mail, return receipt requested.

Our by-laws provide that a stockholder wishing to present a nomination for election of a director or to bring any other matter before an annual meeting of stockholders must give written notice to our secretary not less than 90 days prior to the first anniversary of the previous year’s annual meeting (provided that in the event that the annual meeting is scheduled to be held on a date more than 30 days prior to, or delayed by more than 60 days after such anniversary date, notice by the stockholder in order to be timely must be received not later than the later of the close of business 90 days prior to such annual meeting or the tenth day following the public announcement of such meeting) and that such notice must meet certain other requirements, including, with respect to director nominees, it must include all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). As a result, stockholders who intend to present a proposal at the 2006 annual meeting without inclusion of such proposal in our proxy materials are required to provide notice of such proposal no later than April 28, 2006 (assuming the date of next year’s annual meeting is not more than 30 days prior to, or more than 60 days after, the anniversary of this year’s annual meeting). Our proxy related to the 2006 annual meeting will give discretionary voting authority to the proxy holders to vote with respect to any such proposal that is received by us after such date or any proposal received prior to that date if we advise stockholders in our 2006 proxy statement about the nature of the matter and how management intends to vote on such matter. Any stockholder interested in making such a nomination or proposal should request a copy of our by-laws from our Chief Financial Officer.

We will furnish without charge to each person whose proxy is being solicited, upon written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to Peter J. Anderson, Chief Financial Officer, Prestige Brands Holdings, Inc., 90 North Broadway, Irvington, New York 10533. Our Annual Report on Form 10-K can also be downloaded without charge from our website at www.prestigebrands.com.

OTHER MATTERS

We will bear the costs of soliciting proxies from our stockholders. In addition to the use of the mail, our directors, officers and employees may solicit proxies by personal interview, telephone or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of common stock held of record by such persons, and we will reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

The directors know of no other matters which are likely to be brought before the annual meeting, but if any such matters properly come before the meeting the persons named in the enclosed proxy, or their substitutes, will vote the proxy in accordance with their best judgment.

By Order of the Board of Directors

Charles N. Jolly
Secretary
June 17, 2005

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

APPENDIX A

PRESTIGE BRANDS HOLDINGS, INC.
AUDIT COMMITTEE CHARTER
(Adopted as of January 6, 2005)

Organization

This charter governs the operations of the Audit Committee (the “Committee”) of the Board of Directors of Prestige Brands Holdings, Inc. (the “Company”). The Committee shall consist of at least three directors. The Committee shall review and reassess this charter at least annually and obtain the Board’s approval of the charter. Members of the Committee shall be members of, and appointed by, the Board. Each member of the Committee shall be “independent” within the meaning of the applicable listing rules of the New York Stock Exchange, Section 10A-3 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC, as determined by the Board; provided, however, that (i) upon completion of the Company’s initial public offering (the “IPO”), at least one member of the Committee shall be independent, (ii) within three months of the completion of the IPO, a majority of the members of the Committee shall be independent and (iii) within one year of completion of the IPO, all members of the Committee shall be independent.

Each member of the Committee shall satisfy the financial literacy requirements of the New York Stock Exchange, as determined by the Board, or must become financially literate within a reasonable period of time after appointment, and at least one member of the Committee shall have accounting or related financial management expertise and be deemed an “audit committee financial expert,” in compliance with the criteria established by the SEC. The existence of such member shall be disclosed in periodic filings as required by the SEC. No member of the Committee may serve on the audit committee of more than three public companies, including the Company, unless the Board determines that such concurrent service would not impair the ability of such member to effectively serve on the Committee and discloses such determination in the Company’s annual proxy statement.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. To foster open communication, the Committee should meet at least annually with management and the internal audit staff and the independent auditor in separate sessions. All meetings shall be at the call of the Chairman of the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business. The Committee may act only upon approval of a majority of its members. The action of the Committee at a meeting at which a quorum is present shall be the act of the Committee. The Committee may act in writing by the unanimous consent of its members.

Committee members shall hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies in the Committee shall be filled by the Board. The Board shall designate one of the members as Chairman of the Committee, and the Committee shall keep a separate book of minutes of their proceedings and actions. The Committee may form one or more subcommittees, each of which may take such actions as may be delegated by the Committee. The Committee shall periodically report on its activities to the Board and make such recommendations and findings as it deems appropriate. Committee members may not accept any compensation from the Company either directly or indirectly other than compensation as a Board member or a member of any Board committee.

Purpose

The Committee shall provide assistance to the Board in fulfilling its oversight responsibility relating to:

•       the integrity of the Company’s financial statements and its financial reporting process;

•       the systems of internal accounting and financial controls;

•       the performance of the Company’s internal audit function and independent auditor;

•       the independent auditor’s qualifications and independence; and

•       the Company’s compliance with legal and regulatory requirements.

The Committee shall also prepare the report that SEC rules require to be included in the Company’s annual proxy statement. In so doing, it is the responsibility of the Committee to maintain free and open communication with the Board, the independent auditor and management of the Company.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, personnel of the Company and the independent auditor and, in its sole discretion and at the Company’s expense, the Committee shall have the authority to retain and terminate independent counsel and other advisers as it determines necessary to carry out its duties. The Committee, in its discretion, may request any officer or employee of the Company, or the Company’s outside counsel or independent auditor, to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee and to provide pertinent information as necessary.

Duties and Responsibilities

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditor is responsible for auditing the Company’s financial statements and for reviewing the Company’s unaudited interim financial statements.

The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•       The Committee shall be directly responsible for the appointment, retention and termination (subject, if applicable, to stockholder ratification), compensation, and oversight of the independent auditor, including resolution of disagreements between management and the auditor regarding financial reporting and receiving the report of the independent auditor.

•       The Committee shall ensure the rotation of the lead audit partner as required by law.

•       The Committee shall pre-approve all audit and non-audit services provided by the independent auditor and shall not engage the independent auditor to perform the specific non-audit services proscribed by law or regulation. Alternatively, the Committee may adopt pre-approval policies and procedures detailed as to particular services and delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

•       At least annually, the Committee shall obtain and review a report by the independent auditor describing:

•        The firm’s internal quality control procedures.

•        Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•        All relationships between the independent auditor and the Company (to assess the auditor’s independence).

•       The Committee shall ensure that hiring policies for employees or former employees of the independent auditor  meet SEC regulations and stock exchange listing standards.

•       The Committee shall review and concur with management’s appointment, termination or replacement of the director of internal audit.

•       The Committee shall discuss with the internal auditors and the independent auditor the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors and the independent auditor the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs.

•       Periodically, the Committee shall meet separately with management, the internal auditors and the independent auditor to discuss issues and concerns warranting Committee attention, including significant risks to the Company and the steps management has taken to minimize such risks. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditor to meet privately with the members of the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

•       The Committee shall review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent auditor.

•       The Committee shall receive regular reports from the independent auditor on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

•       The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditor’s report on management’s assertion (if the preparation of such report is required by applicable law).

•       The Committee shall discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information and any significant disagreements with management.

•       The Committee shall discuss the types of information to be disclosed and types of presentations to be made in earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, including the use of “pro forma” or “adjusted” non-GAAP information. The Committee need not discuss in advance each release or each instance of guidance.

•       The Committee shall review and discuss policies with respect to risk assessment and risk management.

•       The Committee shall discuss the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditor prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

•       The Committee shall discuss with management and the independent auditor the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditor under generally accepted auditing standards.

•       The Committee shall regularly report to the Board, including the results of the annual audit, and review with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance of the internal audit function and the independence of the internal auditor. If requested by the Board, the Committee shall invite the independent auditor to attend the full Board meeting to assist in reporting the results of the annual audit or to answer other directors’ questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the Committee meeting during which the results of the annual audit are reviewed).

•       The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•       The Committee shall receive and review reports of attorneys or others with respect to evidence of material violations of securities laws or breaches of fiduciary duty.

•       The Committee shall submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board.

•       The Committee shall prepare its report to be included in the Company’s annual proxy statement, as required by SEC regulations.

•       The Committee shall review the Company’s disclosure in the proxy statement for its annual meeting of stockholders that describes whether the Committee has satisfied its responsibilities under this Charter for the prior year.

•       The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

PROXY

PRESTIGE BRANDS HOLDINGS, INC.

90 North Broadway
Irvington, New York 10533

This proxy is solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders on July 29, 2005

The undersigned hereby appoints Peter J. Anderson and Thomas W. Haller, and each of them, lawful agents and proxies with full power of substitution, to represent and to vote as designated below, all shares of common stock of PRESTIGE BRANDS HOLDINGS, INC. held by the undersigned at the close of business on June 15, 2005, at the Annual Meeting of Stockholders to be held on July 29, 2005 at the Doubletree Hotel, 455 South Broadway, Tarrytown, New York 10591, and at any postponement or adjournment thereof, on all matters coming before said meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE, DATE, AND SIGN ON THE REVERSE. PROMPTLY RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

☒  Please mark votes as in this example.

PRESTIGE BRANDS HOLDINGS, INC.

1. To elect directors to serve until the 2006 Annual Meeting of Stockholders
Nominees:
(01) Peter C. Mann, (02) L. Dick Buell,
(03) Gary E. Costley, PhD., (04) David A. Donnini,
(05) Ronald Gordon, (06) Vincent J. Hemmer,
(07) Patrick Lonergan

2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Prestige Brands Holdings, Inc. for the fiscal year ending March 31, 2006.

The Board of Directors recommends a vote FOR this proposal.

				FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board of Directors recommends a vote FOR each of the nominees listed above.
FOR ALL NOMINEES	☐	WITHHOLD FROM ALL NOMINEES ☐	3. To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.
☐
INSTRUCTION: To withhold authority to vote for one or more nominees, mark your vote and write the name(s) of the nominee(s) in the space provided above.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted to elect the nominees in Item 1 and FOR Proposal 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Please sign as your name appears hereon. If shares are held jointly, all holders should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person, indicating official position or capacity.

Signature:		Date:	Signature:	Date: